                                                                      Exhibit 11
                            BHA GROUP HOLDINGS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            FOR THE THREE MONTHS ENDED
                                           December 31, 2000                          December 31, 1999
                               ------------------------------------------ -------------------------------------------
                               Net Earnings     Shares       Per-Share    Net Earnings      Shares       Per-Share
                                (Numerator)    (Denom.)        Amt.        (Numerator)     (Denom.)        Amt.
                                -----------    --------        ----        -----------     --------        ----
 Basic earnings per share:
Earnings available to common
    shareholders                  $1,933          6,409       $0.30          $ 1,255         6,830         $ 0.18

     Effect of dilutive
  securities--stock options         --              295                         --              60

Diluted earnings per share:
Earnings available to common
  shareholders and assumed
         conversion               $1,933          6,704        $0.29         $ 1,255         6,890        $ 0.18
                               ========================================== ===========================================


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